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                                                                    Exhibit 2


                 STATE FARM LIFE AND ACCIDENT ASSURANCE COMPANY

                             ONE STATE FARM PLAZA
                      BLOOMINGTON, ILLINOIS 61710-0001
                                August 26, 1998


Ladies and Gentlemen:

As Vice President and General Counsel of State Farm Life and Accident Assurance Company (the "Company"), I have general supervision of the Company's legal affairs. In connection with the proposed registration statement under the Securities Act of 1933, as amended, of certain variable universal life insurance policies (the "Contracts") to be issued by the Company through the State Farm Life and Accident Assurance Company Variable Life Separate Account (the "Separate Account"), I have been advised by members of our legal staff concerning the establishment of the Separate Account by the Board of Directors of the Company on December 9, 1996 as a separate account for assets applicable to variable life insurance policies, pursuant to the provisions of 215 ILCS 5/245.21 of the Illinois Insurance Laws. I have further been advised by members of our legal staff concerning such other documents and matters of law as I deem necessary and appropriate for this opinion, and I therefore advise you that:

1. The Company was duly organized and is a validly existing corporation under the laws of the State of Illinois.

2. The Company has been duly authorized by the Illinois Department of Insurance to issue variable life insurance policies.

3. The Separate Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Illinois. The assets of the Separate Account are owned by the Company. The income, gains and losses, realized or unrealized, from assets allocated to the Separate Account must be credited to or charged against the Separate Account, without regard to other income, gains or losses of the Company.

4. The Contracts, when issued in accordance with the prospectus constituting a part of the Registration Statement and upon compliance with applicable local law, will be legal, validly issued and binding obligations of the Company in accordance with their respective terms.

5. The portion of the assets held in the Separate Account equal to reserves and other contract liabilities with respect to the Separate Account is not chargeable with liabilities arising out of any other business the Company may conduct.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Legal Matters" in the prospectus constituting a part of the Registration Statement.

                                       Very truly yours,

                                       /s/ William A. Montgomery

                                       William A. Montgomery
                                       Vice President and General Counsel